Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Stevanato Group S.p.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares without par value	Other	335,082(1)	$20.64(2)	$6,916,092.48	$147.60 per $1,000,000	$1,020.82

Equity	Ordinary shares without par value	Other	335,082(3)	$20.64(4)	$6,916,092.48	$147.60 per $1,000,000	$1,020.82

Equity	Ordinary shares without par value	Other	47,018(5)	$20.64(6)	$970,451.52	$147.60 per $1,000,000	$143.24

Equity	Ordinary shares without par value	Other	79,004(7)	$20.64(8)	$1,630,642.56	$147.60 per $1,000,000	$240.68

Total Offering Amounts					$16,433,279.04		$2,425.55

Total Fee Offsets							$0

Net Fee Due							$2,425.55

(1)	Represents 335,082 ordinary shares issuable pursuant to Stevanato Group S.p.A. Restricted Shares Plan 2023-2027.
(2)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Stevanato Group S.p.A. on the New York Stock Exchange on May 16, 2024, which is a date within five business days prior to filing.

(3)	Represents 335,082 ordinary shares issuable pursuant to Stevanato Group S.p.A. Performance Shares Plan 2023-2027.
(4)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Stevanato Group S.p.A. on the New York Stock Exchange on May 16, 2024, which is a date within five business days prior to filing.

(5)	Represents 47,018 ordinary shares issuable pursuant to certain employment agreements between Ompi of America, Inc. and Stevanato Group S.p.A. and certain employees.
(6)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Stevanato Group S.p.A. on the New York Stock Exchange on May 16, 2024, which is a date within five business days prior to filing.

(7)

Represents 79,004 ordinary shares issuable pursuant to the shareholders resolutions passed at the shareholders’ meetings held on June 1, 2022, May 24, 2023 and which may be issuable pursuant to the shareholders resolutions to be passed at the shareholders’ meeting to be held on May 22, 2024.

(8)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Stevanato Group S.p.A. on the New York Stock Exchange on May 16, 2024, which is a date within five business days prior to filing.